Exhibit 99.1

Microchip Technology Incorporated Announces Intention to Offer Senior Secured Notes of Multiple Tranches

CHANDLER, Ariz. – May 21, 2018 – Microchip Technology Incorporated (NASDAQ:MCHP) (“Microchip,” “we” or “our”) announced today that it has commenced an unregistered offering of senior secured notes of multiple tranches (the “Notes”). Microchip intends to use a combination of the net proceeds from the offering of the Notes, cash on hand, borrowings under its revolving credit facility and borrowings under a new term loan facility to fund the cash consideration and other amounts payable in respect of its previously announced acquisition of Microsemi Corporation (the “Microsemi Merger”). It is expected that the net proceeds of the offering will be deposited in escrow, with such net proceeds to be released to finance the consummation of the acquisition of Microsemi Corporation, subject to the satisfaction of customary conditions. There can be no assurance that the proposed offering of the Notes will be completed.

The Notes will be guaranteed on a joint and several basis by the Company and its subsidiaries (including, following consummation of the Microsemi Merger, Microsemi Corporation and certain of its subsidiaries) that guarantee obligations under the Company’s revolving credit facility.

The Notes will be sold in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these Notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding the Microsemi Merger and the timing and financing of such transaction. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “plan,” “expect,” “future,” “continue,” “intend” and other similar expressions. Actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors including those set forth under “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Microchip Technology Incorporated Annual Report on Form 10-K for the year ended March 31, 2018. Microchip Technology Incorporated disclaims any obligation to update information contained in any forward-looking statement.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

Investor Relations Contact:

J. Eric Bjornholt – CFO

(480) 792-7804